Exhibit 10(f)
AMENDMENT TO
RETIREMENT AGREEMENT AND GENERAL RELEASE

This Amendment (this “Amendment”) is entered into by and among Tenet Healthcare Corporation (“Tenet”), Tenet Business Services Corporation (the “Company”) and Audrey Andrews ("Executive") and amends that certain Retirement Agreement and General Release (the "Agreement") entered into by and among Tenet, the Company and Executive entered into on December 30, 2021. Capitalized terms used but not defined herein have the respective meanings set forth in the Agreement.

1.In consideration of Executive’s entry into this Amendment and the covenants set forth in Section 2 hereof, the parties desire to amend and restate section 2(c) of the Agreement “Long-Term Incentives” to read as follows:

c.    Long-term Incentives: Executive will continue to vest in her outstanding unvested awards in Restricted and Performance Stock, Performance Stock Options and Performance Cash (the “Outstanding Equity Awards”) for the full term of each such grant in accordance with the applicable vesting schedule for each grant, without regard to her termination of employment on the Last Day Worked. For the avoidance of doubt, settlement of the Outstanding Equity Awards shall not be accelerated. Executive will not be eligible to receive any additional Restricted or Performance Stock, Performance Stock Options, Performance Cash or other long-term incentive awards after December 31, 2021.

2.In exchange for the consideration described in Section 1 above, Executive agrees that she will comply with the following covenants:

a.Non-Competition. From Executive’s Last Day Worked through the final settlement date for the Outstanding Equity Awards or such longer period provided in the SERP (the “Restricted Period”), Executive agrees to comply with the non-compete provision set forth in Section 9.4 of the SERP.

b.Agreement Not To Solicit Employees. During the Restricted Period, Executive will not directly or indirectly solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or any agent of, Tenet or its subsidiaries (or who was within twelve (12) months prior to the Last Day Worked was so employed or engaged) to terminate such employee's employment or agency, as the case may be, with Tenet or its subsidiaries.

c.Nondisparagement. At all times following the date hereof, Executive will not disparage any member of Tenet or its subsidiaries, or their respective boards of directors or other governing bodies, executives, employees and products and services. Tenet will instruct the management of Tenet to not disparage the Executive at all times following the date hereof. For purposes hereof, disparagement does not include:

(i)compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt,
(ii)truthful statements in response to an inquiry from a court or regulatory body, or
(iii)truthful statements in rebuttal of media stories.

d.Enforcement. Executive acknowledges that she has carefully read and considered all the terms and conditions of this Amendment and the Agreement, including the restraints imposed upon her. Executive agrees that each of the restraints contained herein are necessary for the protection of the goodwill, confidential information and other legitimate interests of Tenet; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent her from obtaining other suitable employment during the period in which Executive is bound by such restraints. Executive further acknowledges that, were she to breach any of the covenants contained in this section, the damage to Tenet would be irreparable. Executive therefore agrees that Tenet, in addition to any other remedies available to it, shall be entitled to injunctive relief against any breach or threatened breach by the Executive of any of said covenants.

3.Supplemental Release. Executive covenants that she has no claim, grievance or complaint against Tenet currently pending before any state or federal court, agency, or tribunal; and hereby releases and discharges the Tenet Releasees from all statutory and common law claims that Executive has or may have against the Tenet Releasees arising prior to Executive’s execution of this Amendment and/or arising out of or relating to her employment or separation therefrom (herein, "Additional Released Claims"). The term “Additional Released Claims” does not include any claim for vested benefits under the Tenet Healthcare Corporation 401(k) Retirement Savings Plan, the Tenet Employee Benefit Plan, the Deferred Compensation Plan, Tenet’s Stock Incentive Plans, the SERP, or the ERA. Without limitation, the Additional Released Claims include claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, any analogous local or state laws or statutes in the state(s) in which Executive was last employed and any other claim based upon any act or omission of any of the Tenet Releasees occurring prior to Executive’s execution of this Amendment. Executive further waives any right to any individual monetary or economic recovery or equitable relief against Tenet Releasees in any administrative proceeding or in any action, lawsuit, hearing or other proceeding instituted by any agency, person or entity, except to the extent such waiver is prohibited by law or expressly permitted herein.

4.This Amendment includes a voluntary waiver and release of Executive's rights and claims under the Age Discrimination in Employment Act and pursuant to the Older Workers Benefit Protection Act.  Executive is hereby advised and is aware of her right to consult with legal counsel of her choice prior to signing this Amendment.  Executive acknowledges that she has twenty-one (21) days during which to consider, sign and return this Amendment, but she may elect to return the executed agreement prior to the expiration of that time.  Executive has the right to revoke this Amendment for a period of seven (7) days after her execution of the Amendment.   This Amendment shall not become effective or enforceable until Executive executes this Amendment.

5.Section 1542 of the Civil Code of the State of California (“Section 1542”) provides:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive waives all rights under Section 1542 or any other law or statute of similar effect in any jurisdiction with respect to the Additional Released Claims. Executive acknowledges that she understands the significance and specifically assumes the risk regarding the consequences of such release and such specific waiver of Section 1542 and analogous state or local law or statute. Executive acknowledges and agrees that this Amendment releases all Additional Released Claims existing or arising prior to Executive’s execution of this Amendment which Executive has or may have against the Tenet Releasees whether such claims are known or unknown and suspected or unsuspected by Executive and Executive forever waives all inquiries and investigations into any and all such claims.

6.Except as expressly amended herein, the terms of the Agreement shall continue in full force and effect. The parties acknowledge and agree that the terms of Sections 9 through 16 of the Agreement shall apply to this Amendment as if set for the herein. Executive represents and affirms that she has carefully read and fully understands the provisions of this Amendment and that he is voluntarily entering into this Amendment.

[Signature page follows.]

Exhibit 10(f)

DATED: April 15, 2022	DATED: April 15, 2022

FOR TENET BUSINESS SERVICES CORPORATION

/s/ Audrey Andrews	By /s/ Tom Arnst
Audrew Andrews	Tom Arnst
EXECUTIVE	Its CAO

DATED: April 15, 2022

FOR TENET HEALTHCARE CORPORATION

By /s/ Tom Arnst
Tom Arnst
Its CAO